EXHIBIT 10.2

LIMITED LIABILITY COMPANY AGREEMENT
FOR
CALWAII POWER HOLDINGS, LLC
A DELAWARE LIMITED LIABILITY COMPANY

THIS LIMITED LIABILITY COMPANY AGREEMENT FOR CALWAII POWER HOLDINGS, LLC is made effective as of March 12, 2013, by and between SOLAR HUB UTILITIES LLC, a Hawaii limited liability company (“SHU”), SOLAR POWER, INC., a California corporation (“SPI”), and HAWAIIAN POWER, LLC, a California limited liability company (“HPL”).

1.     Background and Purpose.

1.1.     Background. Pursuant to the terms of that certain Solar Development Agreement dated March 12, 2013 (“Solar Development Agreement”), SHU, SPI and HPL agreed to form the Company.

1.2.     Certificate. On or about March 5, 2013, a Certificate of Formation (“Certificate”) for Calwaii Power Holdings, LLC, a limited liability company, formed under the laws of the State of Delaware, was filed with the office of the Delaware Secretary of State pursuant to Section 18-201 of the Act.

1.3.     Adoption of Agreement. The Members desire to adopt and approve a limited liability company agreement for the Company under the Delaware Limited Liability Company Act upon the terms and subject to the conditions of this Agreement.

2.     Certain Definitions. The following terms shall have the meanings set forth below (certain additional definitions applicable only to a specific section may be defined in that Section):

2.1.     Act. “Act” means the Delaware Limited Liability Company Act, Delaware Code Annotated Title 6, Section 18-101 through 18-1109, as amended from time to time and any corresponding provisions of succeeding law.

2.2.     Adjusted Capital Contribution. “Adjusted Capital Contribution” means with respect to each Member, as of any specific date, (i) the total Capital Contributions by such Member, including any additional Capital Contributions by the Members in accordance herewith, reduced, but not below zero; by (ii) the amount of cash and the fair market value of any equity in property distributed to the Member as of such date from any source.

2.3.     Affiliate. “Affiliate” means (i) any individual, partnership, corporation, trust or other entity or association, that directly or indirectly, through one or more intermediaries controls, is controlled by, or is under common control with a Member or that holds a substantial beneficial interest in a Member; or (ii) any relative or spouse of any person who holds a substantial beneficial interest in a Member. The term “control”, as used above, means, with respect to a corporation or limited liability company, the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation or limited liability company and, with respect to any individual, partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

2.4.     Agreement. “Agreement” means this Limited Liability Company Agreement for Calwaii Power Holdings, LLC, as originally executed and as amended from time to time.

2.5.     Bankruptcy. “Bankruptcy” means: (a) the filing of an application by a Member for, or his, her or its consent to, the appointment of a trustee, receiver, or custodian of his, her or its other assets; (b) the entry of an order for relief with respect to a Member in proceedings under the United States Bankruptcy Code, as amended or superseded from time to time; (c) the making by a Member of a general assignment for the benefit of creditors; (d) the entry of an order, judgment, or decree by any court of competent jurisdiction appointing a trustee, receiver, or custodian of the assets of a Member, unless the proceedings and the person appointed are dismissed within ninety (90) days; or (e) the failure by a Member generally to pay his, her or its debts as the debts become due within the meaning of Section 303(h)(1) of the United States Bankruptcy Code, as determined by the Bankruptcy Court, or the admission in writing of the Member’s inability to pay his, her or its debts as they become due.

2.6.     Business. “Business” has the meaning set forth in Section 3.5.

2.7.     Capital Account. “Capital Account” means an account reflecting the Capital Contribution of a Member, as adjusted from time to time in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv), that the Company establishes and maintains for such Member pursuant to Section 4.3.

2.8.     Capital Contribution. “Capital Contribution” means the total value of cash and the fair market value of property (including promissory notes or other obligation to contribute cash or property) contributed to the Company by a Member.

2.9.     Capital Transaction. “Capital Transaction” means (i) the sale, lease, exchange, condemnation, casualty or other disposition of the Company’s Business or any of its assets, whether voluntary or involuntary; and (ii) any financing or refinancing of the Company’s assets or other Company borrowing, except for credit purchases of goods and services on a current basis and in the ordinary course of Business.

2.10.     Certificate. “Certificate” has the meaning set forth in Section 1.1.

2.11.     Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time, the provisions of succeeding law, and to the extent applicable, the Treasury Regulations.

2.12.     Company. “Company” means Calwaii Power Holdings, LLC, a Delaware limited liability company.

2.13.     Company Expense. “Company Expense” means an expense incurred by the Company for the benefit of the Business only, including, by example, but not limitation, all “Company expenses” as set forth in this agreement and the budgets attached hereto or adopted by the Company.

2.14.     Company Minimum Gain. “Company Minimum Gain” has the meaning ascribed to the term “Partnership Minimum Gain” in the Treasury Regulations Section 1.704-2(d).

2.15.     Defaulting Member. “Defaulting Member” has the meaning set forth in Section 4.1.4.

2.16.     Dissolution Event. “Dissolution Event” means one or more of the following with respect to any Member (other than pursuant to a transfer or assignment in accordance with Section 9): the death, insanity, withdrawal, resignation, expulsion, Bankruptcy, dissolution or occurrence of any other event which terminates the continued Membership of any Member.

2.17.     Distributable Cash. “Distributable Cash” means cash available for distribution to the Members from any source including the net revenues from the Business after paying (a) all amounts then due and owing by the Company to third parties, (b) all amounts then due and owing by SHU to SPI and HPL pursuant to the Notes in order to release any Projects from the lien of the Security Documents; (c) all amounts then due and owing by the Company to SPI as EPC Contractor in the event that the Company elected to construct any Projects, as provided in Section 5.5.3 below, (d) all Company Expenses previously paid by the Members and not otherwise reimbursed(such costs and expenses shall also include any and all fees and other expenses to Managers under Section 6.8 below and any and all costs previously paid by the Members and not reimbursed or not otherwise paid) , and (e) setting aside a reasonable Working Capital Reserve. Pursuant to the terms of the Notes, the Solar Development Agreement, and this Agreement, the Company shall pay to HPL and SPI, as partial repayment of the Notes, a portion of the sales proceeds from the closing of the sale of any Project or membership interests in an SPE that owns any Project in order to obtain the release of such Project from the lien of the Security Documents. The amount to be paid to each of HPL and SPI, as partial repayment of the Notes and prior to any other Distribution hereunder, is based on the Lender Payment Percentage, as defined in the Solar Development Agreement, which as of the date hereof is thirty-eight percent (38%) to HPL and forty-seven percent (47%) to SPI, subject to adjustment as set forth in Section 2.2.1(b)(iv) of the Solar Development Agreement.

2.18.     Distribution. “Distribution” means the transfer of money or property by the Company to its Members without consideration.

2.19.     Economic Interest. “Economic Interest” means a Member’s share, or Economic Interest Owner’s share, of the Company’s Net Profits, Net Loss, and/or Distributions of the Company’s assets pursuant to Sections 7 and 8 of this Agreement and the Act, but shall not include any other rights of a Member, including, without limitation, the right to vote or participate in the management or any right to information concerning the business and affairs of the Company.

2.20.     Economic Interest Owner. “Economic Interest Owner” means the owner of an Economic Interest (i) who has not been admitted as a Member in accordance with the requirements of this Agreement; or (ii) whose Membership Interest (but not that Member’s Economic Interest) has terminated.

2.21.     Election. “Election” has the meaning set forth in Section 3.6.

2.22.     EPC Contractor. “EPC Contractor” has the meaning set forth in Section 5.5.3.

2.23.     Fee Simple Property. “Fee Simple Property” means all property held in fee simple by Buyer or any SPE.

2.24.     Fiscal Year. “Fiscal Year” means the Company’s fiscal year, which shall be the calendar year.

2.25.     Former Member. “Former Member” has the meaning set forth in Section 10.1.

2.26.     Former Member’s Interest. “Former Member’s Interest” has the meaning set forth in Section 10.1.

2.27.     HPL. “HPL” has the meaning set forth in the introductory paragraph.

2.28.     Land Sales Proceeds. “Land Sales Proceeds” means the deemed proceeds from the sale of any Fee Simple Property, which SHU, SPI and HPL agree shall be equal to the gross acquisition cost of the Fee Simple Property by SHU or any Property Entities (as such term is defined in the Solar Development Agreement) regardless of the value allocated to the Fee Simple Property by the purchaser of a Project or SPE.

2.29.     Majority in Interest. “Majority in Interest” means one or more Membership Interests of Members which exceed fifty percent (50%) of the aggregate of all Membership Interests of all Members, except to the extent (and solely to the extent) otherwise required by applicable law.

2.30.     Manager. “Manager” means each Person authorized to manage the business, properties and affairs of the Company pursuant to Section 6.

2.31.     Member. “Member” means each Person who (i) is an initial signatory to this Agreement as a Member, has been admitted to the Company as a Member in accordance with the Certificate or this Agreement or is an assignee who has become a Member in accordance with Section 5.1; (ii) has not resigned, withdrawn, been expelled or, if other than an individual, dissolved; and (iii) has not had his, her or its Membership Interest terminated for any other reason.

2.32.     Membership Interest. “Membership Interest” means a Member’s entire interest in the Company including the Member’s Economic Interest, the right to vote on or participate in the management, and the right to receive information concerning the business and affairs of the Company, as set forth on Exhibit A.

2.33.     Member Nonrecourse Debt. “Member Nonrecourse Debt” has the meaning ascribed to the term “Partner Nonrecourse Debt” in Treasury Regulations Section 1.704-2(b)(4).

2.34.     Member Nonrecourse Deductions. “Member Nonrecourse Deductions” means items of Company loss, deduction, or Code Section 705(a)(2)(B) expenditures, which are attributable to Member Nonrecourse Debt.

2.35.     Net Income and Net Loss. “Net Income and Net Loss” means the income, gain, loss, deductions and credits of the Company in the aggregate or separately, as appropriate, determined in accordance with the methods of accounting, at the close of each Fiscal Year, reflected on the Company’s information tax return filed for federal income tax purposes.

2.36.     Non-Defaulting Members. “Non-Defaulting Members” has the meaning set forth in Section 4.1.4.

2.37.     Nonrecourse Liability. “Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.752-1(a)(2).

2.38.     Notes. “Notes” shall mean collectively that certain promissory note from SHU to HPL and that certain promissory note from SHU to SPI each evidencing funds advanced to SHU, including, without limitation the portion of the Cash Advance (as defined in the Solar Development Agreement) provided by HPL and SPI, and all interest and other amounts due pursuant to the Notes, each as amended or assigned from time to time. The Notes require a payment from the Company at the closing of the sale of any Project or membership Interests in an SPE that owns a Project in order to obtain the release of such Project from the lien of the Security Documents and prior to any Distributions hereunder. The amount to be paid to each of HPL and SPI for release of such lien shall be based on the Lender Payment Percentage, as defined in the Solar Development Agreement, which as of the date hereof is thirty-eight percent (38%) to HPL and forty-seven percent (47%) to SPI, subject to adjustment as set forth in Section 2.2.1(b)(iv) of the Solar Development Agreement.

2.39.     Ownership Interests. “Ownership Interests” has the meaning set forth in Section 3.5.

2.40.     Percentage Interest. “Percentage Interest” means the percentage of a Member set forth opposite the name of such Member on Exhibit A attached hereto in the Net Income and Net Loss of the Company, as such percentage may be adjusted from time to time.

2.41.     Person. “Person” means any individual, corporation, partnership, association, limited liability company, trust, estate or other entity.

2.42.     PPA Advance Amount. “PPA Advance Amount” means the amount, if any advanced by HPL to SHU with regards to the PPA Project pursuant to the terms of the Solar Development Agreement.

2.43.     PPA Advance Return. “PPA Advance Return” means an amount equal to 10% of the PPA Advance Amount.

2.44.     PPA Project. “PPA Project” means one or more solar power projects with a capacity of 5 MW located on property owned by the Kamehameha School, on the island of Oahu.

2.45.     Projects. “Projects” has the meaning set forth in Section 3.5.

2.46.     Purchasing Members. “Purchasing Members” has the meaning set forth in Section 10.3.

2.47.     Remaining Members. “Remaining Members” has the meaning set forth in Section 10.1.

2.48.     Security Documents. “Security Documents” means that certain Security Agreement (Assets) dated July 12, 2012, by SHU in favor of SPI (as amended from time to time “Security Agreement”), that certain Security Agreement (Membership Interests) dated July 12, 2012, by the members of SHU in favor of SPI (as amended from time to time “Membership Pledge”), that certain Security Agreement (Assets) dated October 24, 2012, by Ohana Solar Power, LLC (“Ohana”) as Grantor in favor of SPI as Secured Party (as amended from time to time, “Ohana Security Agreement”) and one or more Accommodation Mortgage, Financing Statement and Security Agreement by Ohana in favor of SPI, all as amended from time to time.

2.49.     SHU. “SHU” has the meaning set forth in the introductory paragraph.

2.50.     SPEs. “SPEs” has the meaning set forth in Section 3.5.

2.51.     SPI. “SPI” has the meaning set forth in the introductory paragraph.

2.52.     Treasury Regulations. “Treasury Regulations” means, unless the context clearly indicates otherwise, the regulations currently in force as final or temporary that have been issued by the United States of America Department of Treasury pursuant to its authority under the Code.

2.53.     Transfer. “Transfer” or “Transferred” shall mean any sale, assignment, transfer, conveyance, pledge, hypothecation, or other disposition voluntarily or involuntarily, by operation of law, with or without consideration, or otherwise (including, without limitation, by way of intestacy, will, gift, bankruptcy, receivership, levy, execution, charging order or other similar sale or seizure by legal process) of all or any portion of any Membership Interest. Without limiting the generality of the foregoing, the sale or exchange of at least fifty percent (50%) of the voting stock of a Member, if a Member is a corporation, or the Transfer of an interest or interests of at least fifty percent (50%) in the capital profits of a Member (whether accomplished by the sale or exchange of interests or by the admission of new partners or members), if a Member is a partnership or limited liability company, or the cumulative Transfer of such interests in a Member which effectively equal the foregoing (including Transfer of interests followed by the incorporation of a Member and subsequent stock Transfer, or Transfer of stock followed by the liquidation of a Member and subsequent Transfers of interests) will be deemed to constitute a Transfer of the Member’s entire Membership Interest.

2.54.     Working Capital Reserve. “Working Capital Reserve” means cash reserves for repayment of any Company indebtedness, for operating expenses, contingencies and customary and usual claims with respect to the Company’s Business or for the replacement or preservation of any Company asset maintained by the Members pursuant thereto.

2.55.     WT. “WT” has the meaning set forth in Section 14.1.

3.     Organization of the Company.

3.1.     Formation. The Members formed a limited liability company under the Act by filing the Certificate and entering into this Agreement. This Agreement controls all rights and obligations of the Members to the fullest extent permitted by law. This Agreement shall not be effective, and the Company shall not exist until the Certificate has been properly filed with the office of the Delaware Secretary of State.

3.2.     Name. The name of the Company shall be Calwaii Power Holdings, LLC. The Company may conduct business under that name or any other name adopted by the Managers. The Managers shall file or cause to be filed any fictitious name certificates and similar filings, and any amendments thereto, that the Managers consider appropriate or advisable. The Company’s name shall be the exclusive property of the Company and no Member or Manager shall have any rights in the name or any derivations thereof.

3.3.     Term. The term of the Company will commence on the date of the filing of the Certificate and shall continue until terminated as provided herein.

3.4.     Registered Office and Agent. The Company shall continuously maintain a registered agent in the State of Delaware as required by Section 18-104(a)(2) of the Act. The initial registered office of the Company shall be Calwaii Power Holdings, LLC, c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808. The initial registered agent shall be Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808. The Managers may change the registered office and/or the registered agent at any time and from time to time, as permitted under the Act, upon prior written notice to the Members.

3.5.     Purpose of the Company. The purpose of the Company is to engage in the business of owning, managing and selling ownership interests (“Ownership Interests”) in subsidiary special purpose entities (“SPEs”) that own, develop, operate, maintain, manage, sell, and lease solar power projects (“Projects”) transferred to the SPEs by SHU, which Projects were financed, in part, by SPI and HPL (collectively, the “Business”); and such other activities directly related to the foregoing Business as may be necessary or advisable in the reasonable opinion of the Members to further such business and not prohibited under the terms of this Agreement or applicable law or regulation. It is the intent of the Members to build-out and/or sell the Projects or the Ownership Interests and to distribute the proceeds therefrom to the Members pursuant to the terms and conditions of this Agreement. Until such time that the Notes are paid in full, at the closing of the sale of any Project or the Ownership Interests of any SPE that owns any project, the Company is obligated to pay a pro rata portion of the sales proceeds to pay-down the Notes in order to obtain the release of such Project from the lien of the Security Documents, as set forth in Sections 2.17 and 2.38 above, and any Distributable Cash on account of such sale shall then be distributed to SHU and deposited into escrow as set forth in Section 8.2.1 below. The specification of this specific purpose shall not limit the general authority of the Company to engage in any other lawful business activity as approved by the unanimous approval or written consent of the Members.

3.6.     Tax Classification. The Members acknowledge that pursuant to Treasury Regulations Section 301.7701-3, the Company shall be classified as a partnership for federal income tax purposes until the effective date of any election (“Election”) to change its classification on IRS Form 8832, Entity Classification Election. The Managers shall have the authority to file and make the Election on behalf of the Company and each Member at such time as the Managers determine such a change is in the Company’s best interests.

3.7.     No State-Law Partnership. The Company’s classification as a partnership will apply only for federal (and, as appropriate, state and local) income tax purposes. This characterization does not create or imply a general partnership, limited partnership or joint venture among the Members for state law or any other purpose. Instead, the Members acknowledge the Company’s status as a limited liability company formed under the Act.

4.     Capital Contributions; Percentage Interest and Units.

4.1.     Capital Contributions.

4.1.1.     Initial Capital Contributions. Each Member shall make the contributions described on Exhibit A as his, her or its initial Capital Contribution and shall receive a credit to that Member’s Capital Account in the amount set forth in Exhibit A.

4.1.2.     Additional Capital Contributions. No Member shall be permitted or required to make additional Capital Contributions, without unanimous approval of the Members. Each Member shall receive a credit to his, her or its Capital Account for any additional Capital Contributions. Exhibit A shall be revised to reflect any additional Capital Contributions made by the Members from time to time.

4.1.3.     Call for Additional Capital. If the Managers determine that additional Capital Contributions are required, a notice shall be delivered to each Member calling for an additional Capital Contribution. If the capital call is unanimously approved by the Members, the amount of additional capital set forth in the notice shall be contributed by the Members in cash in proportion to the Percentage Interests then held by them and within thirty (30) days after receipt of such notice.

4.1.4.     Failure to Make Contribution. If a Member fails to make all or any part of an additional Capital Contribution when due (“Defaulting Member”), each of the other Members (“Non-Defaulting Members”) shall have the opportunity, but not the obligation, to make such additional Capital Contributions on a pro rata basis in accordance with their Percentage Interests excluding the Percentage Interest of the Defaulting Member, for a period of thirty (30) days following notice by the Company of a Defaulting Member. Immediately following such Capital Contributions, Exhibit A shall be revised and the Percentage Interests shall be adjusted to reflect the additional Capital Contributions. Notwithstanding the option for the Non-Defaulting Members to make additional Capital Contributions hereunder, the failure of a Defaulting Member to make the required additional Capital Contribution shall constitute a breach of Defaulting Member’s obligations hereunder, and the Company shall retain all rights and remedies, under equity and law, against such Defaulting Member.

4.1.5.     Percentage Interests. In exchange for the initial Capital Contributions pursuant to Section 4.1.1, each Member shall obtain initial Percentage Interests as set forth in Exhibit A. Exhibit A shall be revised to reflect adjustments in the Percentage Interests that occur in accordance with the terms of this Agreement. Each Member and Economic Interest Owner shall receive allocations of Net Income and Net Loss of the Company and distributions of Distributable Cash in accordance with Sections 7 and 8.

4.2.     No Withdrawal of Capital; No Interest. Except as provided in this Agreement, no Member may withdraw his, her or its Capital Contribution. The Company shall not pay any interest on Capital Contributions. Except as otherwise provided herein, no Member shall have priority over any other Member regarding the return of Capital Contribution.

4.3.     Capital Accounts. The Company shall establish an individual Capital Account for each Member. The Company shall determine and maintain each Capital Account in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv). Each Member’s Capital Account shall initially be credited with the Capital Contribution actually made by such Member pursuant to Section 4.1. If a Member transfers his, her or its Membership Interest in accordance with this Agreement, such Member’s Capital Account shall carry over to the new owner of such Membership Interest pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(1).

4.4.     Loans. If all of the Managers determine that additional capital is necessary to cover general operating and overhead expenses and capital expenditures of the Company and the Members do not approve the payment of additional Capital Contributions as provided in Section 4.1, the Managers may, from time to time and upon approval of all of the Managers, obtain loans for the Company from third parties or Members for all or a portion of such capital needs. Such loans may be secured or unsecured by all or a portion of the Company’s assets. Any loan from a Member shall be subject to the requirements of Section 5.5.2.

5.     Members.

5.1.     Admission of Additional Members. Additional Members may be admitted to the Company at such time or times as the Members, by unanimous vote, may deem appropriate. Any additional Members shall obtain Membership Interests and will participate in the management, Net Income, Net Losses, and Distributions of the Company on such terms as are determined by unanimous vote of the Members. Substitute Members may be admitted only in accordance with Section 9.2. Upon admission of a new or substitute Member, this Agreement shall be amended to set forth the name, Capital Contribution and Percentage Interest of the new Member and the new Member shall enter into this Agreement as amended.

5.2.     Withdrawals or Resignations. No Member may withdraw or resign from the Company, unless approved by a majority of the Managers. If any Member withdraws or resigns, whether in accordance herewith or in violation of this Agreement, such Member’s Membership Interest shall immediately and without further action be terminated pursuant to Section 5.4.

5.3.     Payments to Members. Except as agreed upon by all of the Managers, specified in this Agreement or pursuant to a transaction permitted by Section 5.5, no Member or Affiliate of a Member is entitled to remuneration for services rendered or goods provided to the Company.

5.4.     Termination of Membership Interest. Upon (i) the transfer or any attempted Transfer of a Member’s Membership Interest in violation of this Agreement; (ii) the occurrence of a Dissolution Event as to such Member which does not result in the dissolution of the Company; or (iii) the withdrawal or resignation of a Member in accordance with Section 5.2, the Membership Interest of that Member shall be automatically terminated and thereafter that Member shall be an Economic Interest Owner only, unless such Membership Interest is purchased by the Company and/or one or more of the Remaining Members as provided in Section 10. Each Member acknowledges and agrees that such termination or purchase of a Membership Interest upon the occurrence of any of the foregoing events is not unreasonable under the circumstances existing as of the date hereof.

5.5.     Interested Party Transactions.

5.5.1.     Transactions between the Company and the Members. Notwithstanding that it may constitute a conflict of interest, the Members and their Affiliates may engage in any transaction with the Company (i) if expressly provided for in this Agreement; or (ii) so long as such transaction is not expressly prohibited by this Agreement and so long as the terms and conditions of such transaction, on an overall basis, are fair and reasonable to the Company and are at least as favorable to the Company as those that are generally available from Persons capable of similarly performing them, and the Members not involved in the transaction approve the transaction after full disclosure of the transacting Member’s involvement. Subject to other applicable law, such Member has the same rights and obligations with respect thereto as a Person who is not a Member.

5.5.2.     Members Loans. If permitted pursuant to Section 4.4, a Member may loan money to the Company. Interest shall be payable at competitive rates for loans of similar character and amount, but shall not exceed any applicable maximum usury rate. All such Loans shall be repaid from amounts otherwise constituting Distributions hereunder as a priority payment, unless otherwise specifically provided herein, and shall constitute a deduction from Distribution amounts. No such Loan shall constitute a Capital Contribution or increase the Percentage Interest of the lending Member, unless specifically agreed by the Managers.

5.5.3.     EPC Contractor. Provided that SPI continues to own its Membership Interests in the Company, in the event that the Managers elect to build-out the Projects prior to sale, then Company shall contract with SPI to serve as the engineering, procurement and construction contractor (“EPC Contractor”), provided that such contract, on an overall basis, is fair and reasonable to the Company and is at least as favorable to the Company as similar contracts that are generally available from Persons capable of similarly performing such contracts. As EPC Contractor, SPI shall be the general contractor responsible for the build-out, commissioning and interconnection of the Projects.

5.6.     Meetings of Members. Except as required by applicable law, no annual or regular meetings of the Members are required. However, if meetings are held, then such meetings shall be held in accordance with this Section 5.6 and applicable law.

5.6.1.     Place of Meetings. Meetings of Members shall be held at any place stated in any proper notice of meeting.

5.6.2.     Power to Call Meetings. Meetings of the Members may be called by any Members holding twenty-five percent (25%) or more of the total Membership Interests in the Company, for the purpose of addressing any matters on which the Members may vote.

5.6.3.     Action Without a Meeting. Any action that may be taken at any meeting of the Members may be taken without a meeting if a written consent setting forth the action so taken is executed and delivered to the Company by all of the Members.

Any Member giving a written consent may revoke the consent by a writing received by the Company prior to the time that the written consents of all of the Members have been filed with the Company, but may not do so thereafter. Such revocation is effective upon its receipt at the office of the Company.

5.7.     Competing Activities. The Members and their Affiliates may engage or invest in, independently or with others, any business activity of any type or description, including, without limitation, those that might be the same as or similar to the Business and that might be in direct or indirect competition with the Company. Neither the Company nor any Member shall have any right in or to such other ventures or activities or to the income or proceeds derived therefrom. The Members shall not be obligated to present any investment opportunity or prospective economic advantage to the Company, even if the opportunity is of the character that, if presented to the Company, could be taken by the Company. The Members shall have the right to hold any investment opportunity or prospective economic advantage for their own account or to recommend such opportunity to Persons other than the Company. Each Member acknowledges that the Members and their Affiliates own and/or manage other businesses, including businesses that may compete with the Company and for such Members’ time. Each Member hereby waives any and all rights and claims which they may otherwise have against the Members and their officers, directors, shareholders, partners, members, managers, agents, employees, and Affiliates as a result of any of such activities.

5.8.     Limited Liability. No Person who is properly acting as a Member of the Company shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Member. Except as required by applicable law, the Members shall not be deemed to be in a fiduciary relationship with one another or otherwise have fiduciary duties to the other Members or Economic Interest Owners.

5.9.     Members Are Not Agents. The management of the Company is vested in the Managers. No Member, acting solely in the capacity of a Member, is an agent of the Company nor can any Member in such capacity bind nor execute any instrument on behalf of the Company.

6.     Management and Control of the Company.

6.1.     Management by Managers. Subject to the provisions of the Certificate and this Agreement relating to actions required to be approved by the Members, the Business and affairs of the Company shall be managed under the direction of the Managers. All decisions by the Managers shall require a vote of two (2) Managers, and in any event the approval of either SPI or HPL, which decision and vote shall authorize action on behalf of and bind the Company.

6.2.     Number, Appointment, Removal and Withdrawal of Managers.

6.2.1.     Number and Appointment. The Company shall have three (3) Managers. One (1) Manager shall be appointed by each Member. The initial Managers of the Company shall be Jill Dunphy Noetzelman, appointed by SHU, Steve Kircher, appointed by SPI and Ian Craig, appointed by HPL.

6.2.2.     Removal. Any Manager may be removed at any time, with or without cause, by the determination of the Member that appointed such Manager. Following the removal of a Manager, the appointing Member may appoint a replacement Manager. Each Member shall provide the other Members with written notice of the removal or replacement of its appointed Manager.

6.2.3.     Withdrawal. A Manager may withdraw or resign as Manager. Following the withdrawal of a Manager, the appointing Member may appoint a replacement Manager. Each Member shall provide the other Members with written notice of appointment of a replacement Manager.

6.3.     Powers of the Managers.

6.3.1.     Powers and Authority. Subject to the express limitations contained in this Agreement or the Certificate, the Managers shall have all power and authority to manage and control the Business and affairs of the Company and to make decisions regarding those matters and to perform all other acts or activities customary or incidental to the management of the Business and related affairs. Except as otherwise provided herein, all decisions by the Managers shall require a vote of two (2) Managers, and in any event the approval of either SPI or HPL, which decision and vote shall authorize action on behalf of and bind the Company.

6.3.2.     Specific Powers. Without limiting the generality of the foregoing, the Managers shall have the following powers:

(a)     The sale of Ownership Interests; provided, however, the sale of Ownership Interests to an Affiliate of any Member shall require the unanimous approval of the Managers;

(b)     The sale or lease of any Projects by SPEs; provided, however, the sale or lease of any Projects by SPEs to an Affiliate of any Member shall require the unanimous approval of the Managers;

(c)     The sale, exchange or other disposition of all, or substantially all, of the Company’s assets, whether or not in the ordinary course of business; provided, however, the sale, exchange or other disposition of all, or substantially all, of the Company’s assets, whether in the ordinary course of business, to an Affiliate of any Member shall require the unanimous approval of the Managers;

(d)     Make decisions regarding the ownership and management of the Ownership Interests;

(e)     Make decisions on behalf of the SPEs regarding the ownership, development, operation, maintenance and management of the Projects;

(f)     Approval of the Project budget;

(g)     Execute agreements, contracts and other documents and instruments in connection with the management and operation of the Company’s business;

(h)     Incur operating costs and liabilities on behalf of the Company;

(i)     Disburse Company funds to pay Company costs and liabilities;

(j)     Open checking and savings accounts on behalf of the Company, endorse checks, drafts and other evidences of indebtedness made payable to the order of the Company for deposit into such accounts, and make checks, drafts and other evidences of indebtedness obligating the Company to pay money;

(k)     Act as an agent for the Company;

(l)     Continuing the Business following an event specified in Section 12.1;

(m)     The hiring of any employees, independent contractors or other agents, including accountants and attorneys; and

(n)     The institution of litigation, arbitration, mediation or other dispute resolution or confession of judgment or settlement of any claims against the Company.

6.3.3.     Restrictions on the Managers’ Authority. Those actions set forth in this Agreement which by their terms require the prior unanimous consent of the Managers.

6.4.     Liability of Managers; Performance of Duties. No Manager shall be liable, responsible or accountable to the Company or to any Member for any mistake of fact or judgment, or doing of failing to do any act, or any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of reckless or intentional misconduct, a violation of this Agreement or a knowing violation of law by the Manager. In performing their duties, the Managers may rely on information obtained from agents or consultants retained by the Company if the Managers reasonably and in good faith believe such persons to be reliable and competent as to such matter. Each of the Members acknowledges and agrees that, except as provided above or elsewhere in this Agreement, the Managers shall have no additional fiduciary duties to the Company or the Members.

6.5.     Devotion of Time. Each Manager is not obligated to devote all of the Manager’s time or business efforts to the affairs of the Company. Each Manager shall devote whatever time, effort, and skill as the Manager deems appropriate for the operation of the Company.

6.6.     Competing Activities. Each Manager and each Manager’s agents and Affiliates may engage or invest in, independently or with others, any business activity of any type or description, including, without limitation, those that might be the same as or similar to the Company’s business and that might compete directly or indirectly with the Company. Neither the Company nor any Member shall have any right in or to such other ventures or activities or to the income or proceeds derived therefrom. A Manager shall not be obligated to present any investment opportunity or prospective economic advantage to the Company, even if the opportunity is of the character that, if presented to the Company, could be taken by the Company. The Members acknowledge that each Manager may own and/or manage other businesses, including businesses that may compete with the Company for the Manager’s time. The Members hereby waive any and all rights and claims which they may otherwise have against the Managers and their agents, employees, and Affiliates as a result of any of such activities.

6.7.     Limited Liability. No Person who is a Manager of the Company, or any officers, directors, employees or agents of a Manager of the Company, shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Manager of the Company or an officer, director, employee or agent of a Manager of the Company.

6.8.     Payments to Managers. Except as specified in this Section 6.8, or otherwise in this Agreement, no Manager or Affiliate of a Manager is entitled to remuneration for services rendered or goods provided to the Company, other than the Manager’s reimbursement for reasonable and actual out-of-pocket costs incurred in connection with the Manager’s services rendered to the Company in such capacity.

7.     Allocations of Net Income and Net Loss.

7.1.     Net Income. Net Income shall be allocated to the Members in accordance with the amount of Distributable Cash distributed to each Member pursuant to Section 8.2.

7.2.     Net Loss. Net Loss shall be allocated to the Members in accordance with the amount of Distributable Cash distributed to each Member pursuant to Section 8.2. Notwithstanding the previous sentence, loss allocations to a Member shall be made only to the extent that such loss allocations will not create a deficit Capital Account balance for that Member in excess of an amount, if any, equal to such Member’s share of Company minimum gain, as such term is used in Treasury Regulations Section 1.704-2(g)(2), that would be realized on a foreclosure of the Company’s property. Any loss not allocated to a Member because of the foregoing provision shall be allocated to the other Members (to the extent the other Members are not limited in respect of the allocation of losses under this Section 7.2). Any Net Loss reallocated under this Section 7.2 shall be taken into account in computing subsequent allocations of Net Income and Losses pursuant to this Section 7, so that the net amount of any item so allocated and the Net Income and Losses allocated to each Member pursuant to this Section 7, to the extent possible, shall be equal to the net amount that would have been allocated to each such Member pursuant to this Section 7 if no reallocation of Net Losses had occurred under this Section 7.2.

7.3.     Special Allocation Provisions. Notwithstanding Section 7.1:

7.3.1.     Minimum Gain Charge Back. If there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member or Economic Interest Owner shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, in subsequent Fiscal Years) in an amount equal to the portion of such Member’s or holder’s share of the net decrease in Company Minimum Gain that is allocable to the disposition of Company property subject to a Nonrecourse Liability, which share of such net decrease shall be determined in accordance with Treasury Regulations Section 1.704-2(g)(2). Allocations pursuant to this Section 7.3.1 shall be made in proportion to the amounts required to be allocated to each Member and Economic Interest Owner under this Section 7. The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f). This Section 7.3.1 is intended to comply with the minimum gain chargeback requirement contained in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

7.3.2.     Chargeback of Minimum Gain Attributable to Member Nonrecourse Debt. If there is a net decrease in Company Minimum Gain attributable to a Member Nonrecourse Debt, during any Fiscal Year, each Member or Economic Interest Owner who has a share of the Company Minimum Gain attributable to such Member Nonrecourse Debt (which share shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(5)) shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, in subsequent Fiscal Years) in an amount equal to that portion of such Member’s or holder’s share of the net decrease in Company Minimum Gain attributable to such Member Nonrecourse Debt that is allocable to the disposition of Company property subject to such Member Nonrecourse Debt (which share of such net decrease shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(5)). Allocations pursuant to this Section 7.3.2 shall be made in proportion to the amounts required to be allocated to each Member and Economic Interest Owner under this Section 7.3.2. The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(4). This Section 7.3.2 is intended to comply with the minimum gain chargeback requirement contained in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

7.3.3.     Nonrecourse Deductions. Any nonrecourse deductions (as defined in Treasury Regulations Section 1.704-2(b)(1)) for any Fiscal Year or other period shall be specially allocated to the Members and Economic Interest Owners in proportion to their Percentage Interests.

7.3.4.     Member Nonrecourse Deductions. Those items of Company loss, deduction, or Code Section 705(a)(2)(B) expenditures which are attributable to Member Nonrecourse Debt for any Fiscal Year or other period shall be specially allocated to the Member or Economic Interest Owner who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such items are attributable in accordance with Treasury Regulations Section 1.704-2(i).

7.3.5.     Qualified Income Offset. If a Member or Economic Interest Owner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), or any other event creates a deficit balance in such Member’s or holder’s Capital Account in excess of such Member’s or holder’s share of Company Minimum Gain, items of Company income and gain shall be specially allocated to such Member or holder in an amount and manner sufficient to eliminate such excess deficit balance as quickly as possible. Any special allocations of items of income and gain pursuant to this Section 7.3.5 shall be taken into account in computing subsequent allocations of income and gain pursuant to Section 7, so that the net amount of any item so allocated and the income, gain, and losses allocated to each Member and Economic Interest Owner pursuant to Section 7 to the extent possible, shall be equal to the net amount that would have been allocated to each such Member and Economic Interest Owner pursuant to the provisions of this Section 7.3.5 if such unexpected adjustments, allocations, or distributions had not occurred.

7.4.     Code Section 704(c) Allocations. Notwithstanding any other provision in this Section 7, in accordance with Code Section 704(c) and the Regulations promulgated thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value on the date of the contribution. Allocations pursuant to Section 7.3 are solely for purposes of federal, state and local taxes. As such, they shall not affect or in any way be taken into account in computing a Member’s Capital Account or share of profits, losses, or other items of distributions pursuant to any provision of this Agreement.

7.5.     Allocation of Net Income and Loss and Distributions on Transferred Interest. If any Economic Interest is transferred, or is increased or decreased by reason of the admission of a new Member or otherwise, during any Fiscal Year, each item of income, gain, loss, deduction, or credit of the Company for such Fiscal Year shall be assigned pro rata to each day in the particular period of such Fiscal Year to which such item is attributable (i.e., the day on or during which it is accrued or otherwise incurred) and the amount of each such item so assigned to any such day shall be allocated to the Member based upon his, her or its respective Economic Interest at the close of such day. Notwithstanding any provision above to the contrary, gain or loss of the Company realized in connection with any Capital Transaction shall be allocated solely to the parties owning Economic Interests as of the date such Capital Transaction occurs.

7.6.     Recapture Chargeback. In the event the Company has taxable income chargeable as ordinary income under the recapture provisions of the Code, each Member’s share of taxable gain or loss as a result of gain from sales shall be allocated, to the extent possible, pro rata among the Members who received depreciation or cost recovery allocations which gave rise to the recapture income until the amount of such prior allocations has been charged back to such Members.

7.7.     Adjustment to Basis. To the extent an adjustment to the adjusted tax basis of and Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Treasury Regulations.

7.8.     Obligations of Members to Report Allocations. The Members acknowledge and agree to the allocations made by this Section 7 and agree to be bound by the provisions of this Section 7 in reporting their shares of Company income and loss for income tax purposes.

8.     Distributions of Distributable Cash.

8.1.     Distribution of Distributable Cash. Except as otherwise provided in Section 12.3 with respect to Distributions upon dissolution and liquidation, Distributable Cash shall be distributed under the provisions of this Section 8.

8.2.     Priority of Distributions. Distributions of Distributable Cash shall be in the following order of priority (to be disbursed (i) upon closing if the Distributable Cash is generated on account of the sale of a Project or Ownership Interest, or (ii) upon the date determined by the Managers if the Distributable Cash is generated in a manner other than from the sale of a Project or Ownership Interest):

8.2.1.     First, until such time that all principal and interest under the Notes are paid in full, distributions of Distributable Cash shall be made as follows:

(a)     Sixty-seven percent (67%) to SHU; and

(b)     Thirty-three percent (33%) to be held in an escrow as a reserve account for potential use in settlement of any and all claims made by Smith Wong Projects LLC (“Smith Wong”) against SHU, SPI and HPL, among others, including, without limitation, claims made in the Complaint filed by Smith Wong on January 22, 2013 (Civil Case No. 13-1-0180-01). Such escrow shall be established and held by Escrow Holder (as such term is defined in the Solar Development Agreement) pursuant to an escrow agreement and instructions reasonably approved by two (2) out of three (3) of SPI, HPL and SHU, consistent with the terms of this Section 8.2.1(b) and providing for release of the escrowed funds upon instruction by two (2) out of three (3) of SHU, SPI and HPL, not to be unreasonably withheld, provided that a mutually agreeable settlement is executed by Smith Wong and SHU that provides for dismissal of the Complaint and all related actions, with prejudice, and full releases and waivers for all parties related to the Projects, including, without limitation, SHU, SPI, HPL, the Company, Honu Solar, LLC and JPS Management Services, LLC (but excluding all rights of Smith Wong to assert any claims and file any actions against such parties as a result of any breach of such settlement) (“Release Condition”), such settlement to be reasonably approved by two (2) out of three (3) of SHU, SPI and HPL. If such settlement requires SHU or SHU’s Affiliates to advance funds SHU is to receive under Section 8.2.1(a) above or from SHU’s or SHU’s Affiliates’ separate funds prior to the time sufficient funds are deposited in said escrow reserve account pursuant to this Section 8.2.1(b), such advanced funds shall be reimbursed to SHU and/or its Affiliates as and when funds are deposited in said escrow reserve account after all amounts required to be paid to Smith Wong pursuant to said settlement are made in full. If after all amounts required to be paid to Smith Wong pursuant to said settlement are made in full and all advanced funds are reimbursed to SHU and/or its Affiliates, as applicable, then any remaining escrow reserve funds and any interest thereon shall be distributed to SPI and HPL in equal amounts and credited against the Notes or, if all amounts of principal and interest under the Notes have been paid in full, distributed pursuant to Section 8.2.2 below. If such settlement is not obtained and the Release Condition satisfied by October 31, 2013, then such escrowed amount or any remaining funds and any interest thereon shall be distributed to SPI and HPL in equal amounts and credited against the Notes or, if all amounts of principal and interest under the Notes have been paid in full, distributed pursuant to Section 8.2.2 below;

8.2.2.     Then, to the Members in proportion to their respective Percentage Interests, which is thirty-two percent (32%) to HPL, sixty-three percent (63%) to SPI and five percent (5%) to SHU;

8.2.3.     Notwithstanding Sections 8.2.1 - 8.2.2 above, all Distributable Cash from the sale of Fee Simple Property in the amount of the Land Sales Proceeds shall be deposited into an interest bearing escrow account (“Land Proceeds Escrow”) until such time as (a) all principal and interest under the Notes has been paid in full, and (b) each of SPI and HPL have been distributed pursuant to Section 8.2.2 above, an amount equal to the difference between the then cumulative amount of the Land Sales Proceeds and the interest paid on their respective Note, in which event such Land Sales Proceeds then in the Land Proceeds Escrow shall be released to SHU. Upon the sale of the last Project, in the event that the conditions set forth above in Section 8.2.3(a) and (b) are not satisfied, the remaining Land Sales Proceeds in the Land Proceeds Escrow shall be paid to HPL and SPI until such conditions are satisfied, and then any remaining amounts in the Land Proceeds Escrow shall be released to SHU.

8.2.4.     Notwithstanding Sections 8.2.1 - 8.2.3 above, all Distributable Cash from the sale of the PPA Project shall be distributed first to HPL until the PPA Advance Amount and PPA Advance Return have been paid, and then to the Members twenty-five percent (25%) HPL, twenty-five percent (25%) SPI, and fifty percent (50%) SHU.

8.2.5.     Notwithstanding Sections 8.2.1 - 8.2.4 above or any other provision of this Agreement, pursuant to Section 2.2.1(b)(iv)(D) of the Purchase Agreement, in the event (a) SPI or HPL fails to deliver its portion of a cash advance due under the Purchase Agreement and (b) the other party (SPI or HPL) elects to make an additional cash advance up to the amount then due from such non-performing party, then (i) the Percentage Interest, and all distributions based on the Percentage Interest, will be adjusted accordingly and in a pro rata manner to reflect the change in the percentage of the total cash advances made by each of SPI and HPL in comparison to the total of all cash advances made by both SPI and HPL, and (ii) the party making such additional cash advance shall receive, in addition to repayment of the additional cash advance pursuant to the applicable Note and the pro rata adjustment to the Percentage Interest, a portion of the non-performing party’s Distribution of Distributable Cash otherwise to be received pursuant to Section 8.2.2 above and in an amount equal to the amount of the additional cash advance made and prior to any other Distribution to the non-performing party pursuant to Section 8.2.2.

All such distributions shall be made only to the Persons who, according to the books and records of the Company, are the holders of record of the Economic Interests in respect of which such distributions are made on the actual date of distribution. Neither the Company nor any Member shall incur any liability for making distributions in accordance with this Section 8.1.

8.3.     Form of Distribution. A Member or Economic Interest Owner, regardless of the nature of the Member’s or Economic Interest Owner’s Capital Contribution, has no right to demand and receive any distribution from the Company in any form other than money. No Member or Economic Interest Owner may be compelled to accept from the Company a distribution of any asset in kind in lieu of a proportionate distribution of money being made to other Members and Economic Interest Owners. Except upon dissolution and the winding up of the Company, no Member or Economic Interest Owner may be compelled to accept a distribution of any asset in kind.

8.4.     Restoration of Deficit Capital Account Balance. No Member shall be obligated to contribute to the Company to restore a deficit in that Member’s Capital Account balance. No Member shall be obligated to contribute to the Company to allow a return of capital to any other Member.

8.5.     Maintenance of Working Capital Reserve. The Managers may set aside out of operating revenues and cash from capital transactions, a Working Capital Reserve for repayment of any Company indebtedness, for operating expenses and for the replacement or preservation of any Company asset. Any portion of such Working Capital Reserve that the Managers deem unnecessary for the prudent conduct of Company business may be distributed to the Members in accordance with this Section 8.

8.6.     Limitations on Distributions. No cash or property shall be distributed to a Member to the extent that the Distribution would cause the debts of the Company (excluding amounts constituting nonrecourse debt secured by Company assets) to exceed the fair market value of Company assets immediately after giving effect to such Distribution. For purposes of this section, the fair market value of assets encumbered by nonrecourse debt shall be included in Company assets only to the extent that such fair market value exceeds such debt. A Member may be required to return to the Company all Distributions made to that Member in violation of this section.

8.7.     Return of Distributions. Except for distributions made in violation of the Act or this Agreement, no Member or Economic Interest Owner shall be obligated to return any distribution to the Company or pay the amount of any distribution for the account of the Company or to any creditor of the Company. The amount of any distribution returned to the Company by a Member or Economic Interest Owner or paid by a Member or Economic Interest Owner for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to the Member or Economic Interest Owner.

9.     Transfer and Assignment of Interests.

9.1.     Transfer and Assignment of Interests. Except as provided in Section 9.3, no Member shall be entitled to Transfer all or any part of his, her or its Membership Interest, except with the prior approval of all of the other Members. Transfers in violation of this Section 9 shall only be effective to the extent set forth in Section 9.4. After the consummation of any transfer of any part of a Membership Interest, the Membership Interest so Transferred shall continue to be subject to the terms and provisions of this Agreement and any further Transfers shall be required to comply with all the terms and provisions of this Agreement.

9.2.     Substitution of Members. A transferee of a Membership Interest shall have the right to become a substitute Member only if (i) consent of all of the Members is given in accordance with Section 9.1 or the Transfer is a Permitted Transfer pursuant to Section 9.3; (ii) such Person executes an instrument satisfactory to a majority of the Managers accepting and adopting the terms and provisions of this Agreement; and (iii) such Person pays any reasonable expenses in connection with his, her or its admission as a new Member. The admission of a substitute Member shall not release the Member who assigned the Membership Interest from any liability that such Member may have to the Company as of the date of such assignment.

9.3.     Permitted Transfers. Provided that the transferee agrees in writing to assume all of the transferor’s obligations under the Solar Development Agreement, the Membership Interest of SPI and HPL may be Transferred with notice to but without the consent of the other Members, it being agreed that in executing this Agreement, each Member has consented to such Transfers.

9.4.     Transfers in Violation of this Agreement. Upon a Transfer in violation of this Section 9, the Transferee shall be deemed an Economic Interest Owner and shall have no right to vote or participate in the management of the Company or to exercise any rights of a Member. Such Transferee shall be deemed to have received only an Economic Interest and shall only be entitled to receive the share of the Company’s Net Income, Net Losses and distributions of the Company’s assets to which the Transferor would otherwise be entitled.

10.     Consequences of a Dissolution Event.

10.1.     Dissolution Event. Upon the occurrence of a Dissolution Event, unless the remaining Member(s) (“Remaining Members”) elect to dissolve the Company pursuant to Section 12.1, the Company and/or the Remaining Members shall have the option to purchase, and the Member (or his or her legal representative) whose actions or conduct resulted in the Dissolution Event (“Former Member”) shall sell, the Former Member’s Membership Interest (“Former Member’s Interest”) as provided in this Section 10.

10.2.     Option to Purchase.

10.2.1.     Option. Upon the occurrence of a Dissolution Event, the Company and the Remaining Members may purchase the affected Membership Interest and the affected Former Member or his or her legal representative shall sell its Former Member’s Interest as provided in this Section 10.2.

10.2.2.     Notice. Within the later of sixty (60) days after the date on which the actual knowledge of the Dissolution Event, the Company shall notify the Former Member or legal representative in writing that such Membership Interest is subject to sale and purchase as provided below and of the tentative desire of the Company and/or the Remaining Members to purchase the Former Member’s Interest.

10.3.     Purchase Price. The purchase price for the Former Member’s Interest shall be the fair market value of the Former Member’s Membership Interest as determined by agreement of the Former Member and the Company and/or the Remaining Members who elect to purchase the Former Member’s Interest (the “Purchasing Members”) as of the date of the Dissolution Event. If the Former Member and the Company cannot agree on the purchase price within thirty (30) days after the Dissolution Event, the purchase price shall be determined by an independent appraiser jointly selected by the Former Member and the Company. The Company and the Former Member, shall each pay one-half (1/2) of the cost of the appraisal. If the Company and the Former Member cannot agree on a single appraiser within sixty (60) days after the Dissolution Event, each shall choose their own appraiser, at their own cost, within fifteen (15) days, and the median of the appraised value determined by the two (2) appraisers for the Former Member’s Interest shall be the purchase price. The value shall be the net fair market value of the Former Member’s Interest, taking into account the value of the Company’s Business as a going concern and the Company’s liabilities. Notwithstanding the foregoing, if the Dissolution Event results from a breach of this Agreement by the Former Member, the purchase price shall be reduced by an amount equal to the damages suffered by the Company and/or the Remaining Member(s) as a result of such breach, including, without limitation, all costs and expenses (including attorneys’ fees) incurred in connection with the exercise of the option to purchase the Membership Interest of a defaulting Member. The purchase price also shall be reduced by the amount of any sums owed by the Former Member to the Company and/or to the Remaining Member(s).

10.4.     Notice of Intent to Purchase. Within thirty (30) days after the fair market value of the Former Member’s Interest has been determined in accordance with Section 10.3, each Remaining Member shall notify the Company in writing of his, her or its desire to purchase a portion of the Former Member’s Interest. The failure of any Remaining Member to submit a notice within the applicable period shall constitute an election on the part of the Remaining Member not to purchase any of the Former Member’s Interest. Each Remaining Member so electing to purchase shall be entitled to purchase a portion of the Former Member’s Interest in the same proportion that the Membership Interest of the Remaining Member bears to the aggregate of the Membership Interests of all of the Purchasing Members.

10.5.     Election to Purchase Less Than All of the Former Member’s Interest. If the Company elects to purchase none or less than all of the Former Member’s Interest, then the Remaining Members may purchase their pro rata share of the remaining portion. If any Remaining Member elects to purchase none or less than all of its pro rata share of the Former Member’s Interest, then the other Remaining Members may elect to purchase more than their pro rata share. If the Remaining Members and the Company elects not to purchase all of the Former Member’s Interest, the unpurchased portion of the Former Member’s Interest shall convert to that of an Economic Interest.

10.6.     Payment of Purchase Price. The Company or the Remaining Members shall at their option, as the case may be, pay at the closing (i) the entire purchase price or (ii) twenty percent (20%) of the purchase price with the remainder payable in equal monthly installments of principal over the following sixty (60) months. The unpaid principal balance shall accrue interest at the current applicable federal rate as provided in the Code for the month in which the initial payment is made, but the Company and the Remaining Members shall have the right to prepay in full or in part at any time without penalty. The obligation to pay the balance due shall be evidenced by a promissory note, and if purchased by a Remaining Member, secured by a pledge of the Membership Interest being purchased.

10.7.     Closing of Purchase of Former Member’s Interest. The closing for the sale of a Former Member’s Interest pursuant to this Section 10 shall be held at 10:00 a.m. at the principal office of Company no later than sixty (60) days after the determination of the purchase price, except that if the closing date falls on a Saturday, Sunday, or legal holiday, then the closing shall be held on the next succeeding business day. At the closing, the Former Member shall deliver to the Company or the Remaining Members an instrument of transfer (containing warranties of title and no encumbrances) conveying the Former Member’s Interest. The Former Member, the Company and the Remaining Members shall do all things and execute and deliver all papers as may be necessary fully to consummate such sale and purchase in accordance with the terms and provisions of this Agreement.

11.     Accounting, Records, Reporting by Members.

11.1.     Books and Records. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with the accounting methods followed for federal income tax purposes. The books and records of the Company shall reflect all the Company transactions and shall be appropriate and adequate for the Company’s business. The Company shall maintain at its principal office all of the following and any other information required by Section 18-305 of the Act: (i) a current list of the full name and last known business, residence or mailing address of each Member and Manager, both past and present; (ii) a copy of the Certificate and all amendments thereto, together with any power of attorney pursuant to which any amendment thereto has been executed; (iii) copies of the Company’s federal, state and local income tax or information returns and reports, if any, for the three most recent Fiscal Years; (iv) copies of this Agreement and any amendments hereto, and copies of any writings permitted or required under the Act; (v) copies of any financial statements of the Company for the three most recent Fiscal Years; (vi) minutes of any meetings of Members and any written consents obtained from Members; (vii) true and full information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Member and which each Member has agreed to contribute in the future, and the date on which each became a Member; and (viii) the books and records of the Company as they relate to the internal affairs of the Company for at least the current and past four Fiscal Years.

11.2.     Reports. The Company shall cause to be prepared at least annually information necessary for the preparation of the Members’ federal and state income tax returns. The Company shall send or cause to be sent to each Member within ninety (90) days after the end of each taxable year such information as is necessary to complete federal and state income tax or information returns.

11.3.     Bank Accounts. The Company shall maintain the funds of the Company in one or more separate bank accounts in the name of the Company, and shall not permit the funds of the Company to be commingled in any fashion with the funds of any other Person. Any Manager, acting alone, is authorized to endorse checks, drafts, and other evidences of indebtedness made payable to the order of the Company, but only for the purpose of deposit into the Company’s accounts. All checks, drafts, and other instruments obligating the Company to pay money shall be signed in accordance with the requirements of this Agreement.

11.4.     Tax Matters Member. The Members shall from time to time cause the Company to make such tax elections as they deem to be in the best interests of the Company and the Members. SPI shall be the “Tax Matters Partner”, as defined in Code Section 6231.

12.     Dissolution and Winding Up.

12.1.     Conditions of Dissolution. The Company shall dissolve upon the occurrence of any of the following events:

12.1.1.     The happening of any event of dissolution specified in the Certificate;

12.1.2.     The unanimous vote of the Members in favor of dissolution;

12.1.3.     The occurrence of a Dissolution Event and the decision of the Remaining Members to dissolve the Company within ninety (90) days after the occurrence of such event; or

12.1.4.     The sale of all or substantially all of the assets of Company.

12.2.     Winding Up. Upon the dissolution of the Company, the Company’s assets shall be disposed of and its affairs wound up in accordance with the Act.

12.3.     Order of Payment of Liabilities, Distribution of Assets, Upon Dissolution. After determining that all known debts and liabilities of the Company in the process of winding-up, including, without limitation, debts and liabilities to Members who are creditors of the Company, have been paid or adequately provided for, after payment of any remaining unpaid principal or interest under either of the Notes, the remaining assets shall be liquidated and the proceeds distributed, after taking into account Net Income and Loss allocations for the Company’s taxable year during which the liquidation occurs, to the Members in accordance with their positive Capital Account balances. Such liquidating distributions shall be made by the earlier of (i) the end of the Company’s taxable year in which the Company is liquidated; or (ii) ninety (90) days after the date of such liquidation.

12.4.     Limitations on Payments Made in Dissolution. Except as otherwise specifically provided in this Agreement, each Member shall be entitled to look solely to the assets of the Company for the return of the Member’s positive Capital Account balance and shall have no recourse for his, her or its Capital Contribution and/or share of Company profits against any other Member, except as provided in Section 13.

12.5.     Distributions in Kind. Any non-cash asset distributed to one or more Members or Economic Interest Owners shall first be valued at its fair market value to determine the amount of gain or loss that would have resulted if such asset were sold for such value, such gain or loss shall then be allocated pursuant to the provisions hereof, and the Members’ or Economic Interest Owners’ Capital Accounts shall be adjusted to reflect such allocations. The amount deemed to have been distributed with regard to the asset shall be the fair market value of such asset (net of any liability secured by such asset that such Member or Economic Interest Owner assumes or takes subject to). The fair market value of such asset shall be determined by a Majority in Interest or, if any Member objects, by an independent appraiser (any such appraiser must be recognized as an expert in valuing the type of asset involved) approved by a Majority in Interest.

12.6.     No Action for Dissolution. Except as expressly permitted in this Agreement, a Member or Economic Interest Owner shall not take any voluntary action that causes a Dissolution Event. The Members and Economic Interest Owners acknowledge that irreparable damage would be done to the goodwill reputation of the Company if any Member or Economic Interest Owner should bring an action in court to dissolve the Company under circumstances where dissolution is not required or expressly permitted herein. This Agreement provides fair treatment of all parties and equitable payment in liquidation. Accordingly, except where the Members have failed to liquidate the Company as required by this Section 12, each Member and Economic Interest Owner hereby waives and renounces his, her or its right to initiate legal action to seek the appointment of a receiver or trustee to liquidate the Company or seek a decree of judicial dissolution of the Company on the ground that (i) it is not reasonable practicable to carry on the Business of the Company in conformity with the Certificate or this Agreement; or (ii) dissolution is reasonably necessary for the protection of the rights or interests of the complaining Member or Economic Interest Owner. Damages for breach of this Selection 12.6 shall be monetary damages only (and not specific performance), and the damages may be offset against distributions by the Company to which such Member or Economic Interest Owner would otherwise be entitled.

13.     Indemnification of Agents.

13.1.     Indemnification of Members and Managers. The Company, its receiver, or its trustee shall indemnify and hold harmless the Managers and their Affiliates, and each of them, and each of their employees, agents, representatives and successors, to the fullest extent permitted by law, from and against any loss, expense, damage, claim, liability, expense or injury suffered or sustained by them because of any act or omission arising out of their activities on behalf of the Company or in furtherance of the interests of the Company or their status as a Manager, or agent of the Company, including, without limitation, any judgment, award, settlement, attorneys’ fees, and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding, or claim, regardless of whether the indemnified party ceases to act in the capacity at the time the liability or expense is paid or incurred and regardless of the identity of the party bringing the claim or action. Reasonable expenses incurred by an indemnified party in connection with the foregoing matters, to the fullest extent permitted by law, shall be paid or reimbursed by the Company in advance of the final disposition of such proceedings. A Person shall not be denied indemnification hereunder because such Person had an interest in the action to which the indemnification applies, if the Person is otherwise entitled to indemnity hereunder.

13.2.     Limitation on Indemnification. Notwithstanding Section 13.1 above, no Person shall be entitled to or shall receive indemnification in respect to any matters that proximately result from the Person’s fraud, bad faith, gross negligence or willful misconduct or the Person’s material breach of this Agreement, unless, and only to the extent that, a court or arbitrator of competent jurisdiction determines upon application that, despite the misconduct of such Person, under the circumstances, the Person is fairly and reasonably entitled to indemnity for those expenses that the court shall deem proper.

13.3.     Indemnification on Successful Defense. To the extent that the Person entitled to indemnification is successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in Section 13.1, or in the defense of any claim, issue or matter therein, the Company shall indemnify the Person against the expenses, including attorneys’ fees, actually and reasonably incurred in connection therewith.

13.4.     Insurance. The Company shall have the power to purchase and maintain insurance on behalf of any Person who is or was an agent of the Company against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as an agent of the Company.

14.     Miscellaneous.

14.1.     Counsel to SPI. Weintraub Tobin Chediak Coleman Grodin Law Corporation (“WT”) has acted as legal counsel for SPI in connection with the preparation of this Agreement and does not represent the Company, HPL or SHU. In the event any dispute or controversy arises between any Members or between any Members and the Company, then WT may represent SPI in any such dispute or controversy to the extent permitted by the California Rules of Professional Conduct, and each Member hereby consents to such representation, individually and as a Manager on behalf of the Company.

14.2.     Entire Agreement. This document constitutes the entire agreement between the parties, all oral agreements being merged herein, and supersedes all prior representations. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed herein.

14.3.     Interpretation. All pronouns shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the context in which they are used may require. All headings herein are inserted only for convenience and ease of reference and are not being considered in the interpretation of any provision of this Agreement. Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement, unless otherwise expressly stated. In the event any claim is made by any Member relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Member or his, her or its counsel.

14.4.     Jurisdiction. Each Member hereby consents to the exclusive jurisdiction of the state and federal courts sitting in San Francisco, California in any action on a claim arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each Member further agrees that personal jurisdiction over him or her may be effected by service of process by registered or certified mail addressed as provided in Section 14.6 of this Agreement, and that when so made shall be as if served upon him or her personally.

14.5.     Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

14.6.     Notice. Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given (i) on the date of personal service on the parties; (ii) on the third business day after mailing, if the document is mailed by registered or certified mail; (iii) one day after being sent by professional or overnight courier or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier; or (iv) on the date of transmission if sent by telegram, telex, telecopy or other means of electronic transmission resulting in written copies, with receipt confirmed. Any such notice shall be delivered or addressed to the parties at the addresses set forth below or at the most recent address specified by the addressee through written notice under this provision. Failure to conform to the requirement that mailings be done by registered or certified mail shall not defeat the effectiveness of notice actually received by the addressee.

14.7.     Amendment. Except as specifically provided herein, the provisions of this Agreement may be modified, in whole or in part, at any time by consent of a Majority in Interest; provided, however that the unanimous consent of all Members shall be required for any amendment that would: (i) impose a new material obligation on a Member; (ii) reduce the Capital Account of a Member; (iii) reduce a Member’s rights to allocations or distributions under this Agreement; (iv) modify any provision hereof that imposes a unanimous or super majority vote of the Members; or (v) amend this Section 14.7. Any such agreement hereafter made shall be ineffective to modify this Agreement in any respect with regard to the matters specified in items (i), (ii), (iii), (iv) or (v) above, unless in writing and signed by the parties against whom enforcement of the modification is sought.

14.8.     Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if the parties had all signed the same document. All counterparts shall be construed together and shall constitute one agreement.

14.9.     Attorneys’ Fees; Prejudgment Interest. If the services of an attorney are required by any party to secure the performance of this Agreement or otherwise upon the breach or default of another party to this Agreement, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Agreement or the rights and duties of any Person in relation thereto, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and other expenses, in addition to any other relief to which such party may be entitled. Any award of damages following judicial remedy or arbitration as a result of the breach of this Agreement or any of its provisions shall include an award of prejudgment interest from the date of the breach at the maximum amount of interest allowed by law.

14.10.     Remedies Cumulative. No remedy or election hereunder shall be deemed exclusive but shall whenever possible be cumulative with all other remedies at law or in equity.

14.11.     Succession. Subject to the provisions otherwise contained in this Agreement, this Agreement shall inure to the benefit of and be binding on the successors and assigns of the respective parties.

14.12.     Specific Performance. Each party’s obligations under this Agreement are unique. The parties each acknowledge that, if any party should default in performance of the duties and obligations imposed by this Agreement, it would be extremely impracticable to measure the resulting damages. Accordingly, the nondefaulting party, in addition to any other available rights or remedies, may sue in equity for specific performance, and the parties each expressly waive the defense that a remedy in damages will be adequate.

14.13.     Captions. All paragraph captions are for reference only and shall not be considered in construing this Agreement.

14.14.     Time. Time is of the essence of this Agreement.

14.15.     Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action against any party to this Agreement.

14.16.     Further Assurances. The Members shall execute and deliver all such further documents and instruments, and take all further actions as may be necessary to consummate the transactions contemplated hereby.

14.17.     Arbitration; Choice of Forum; Governing Law.

14.17.1.     Arbitration. Except as set forth in Section 14.17.2 and, except to the extent another dispute resolution procedure is set forth in this Agreement (for example, valuation determinations to be made by appraisers and distribution amount determinations to be made by accounts), if any disputes arise out of or relate to or based upon this Agreement, the parties shall resolve any action, claim, controversy or dispute by, between or among the parties, or any director, officer, partner, attorney, member, employee or agent of the parties, or any contractor, subcontractor, third-party or subsequent purchaser through binding arbitration (“Arbitration Proceeding”) in accordance with the Federal Arbitration Act (9 U.S.C. sections 1-16). Parties interpreting this Section shall follow the federal court rulings which provide, without limitation, that the Federal Arbitration Act (a) is a congressional declaration of a liberal federal policy favoring arbitration agreements, notwithstanding substantive or procedural state policies to the contrary; (b) requires that federal and state courts rigorously enforce agreements to arbitrate; and (c) requires that the scope of arbitrable issues be resolved in favor of arbitration.

14.17.2.     Jurisdiction. The provisions of Section 14.17.1 shall in no way limit the right of any Member to exercise self-help remedies or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after, or during the pendency of any Arbitration Proceeding. The exercise of such remedy shall not waive the right of any Member to resort to arbitration. The Members each acknowledge and agree that to the extent any legal proceeding other than an Arbitration Proceeding is permitted by this Section 14.17.2, the courts of the State of California, and the associated federal and appellate courts, shall have exclusive jurisdiction over such legal proceeding. Each Member further agrees that personal jurisdiction over him or her may be effected by service of process by registered or certified mail addressed as provided in Section 14.6 of this Agreement, and that when so made shall be as if served upon him or her personally within the State of California.

14.17.3.     Choice of Law. The laws of the State of Delaware, including, without limitation, the Act, shall govern the organization and internal affairs of the Company and the liability of the Members.

14.17.4.     Proceedings. A neutral arbitrator selected by the parties, or if the parties cannot agree, by the American Arbitration Association, shall conduct the arbitration at the arbitrator’s office closest to Sacramento, California. The arbitrator shall conduct the arbitration according to the American Arbitration Association Commercial Arbitration Rules or such other procedures as may be agreed upon by the parties. The parties agree to (i) join into the arbitration proceeding hereunder or (ii) join any other arbitration proceeding of a dispute arising out, relating to, or based upon this Agreement, being conducted by, persons or entities related to the dispute that may be necessary to completely resolve the dispute. The arbitration shall determine all rights and obligations relating to, arising out of or based upon this Agreement. The arbitrator’s award shall be final, binding and enforceable in the absence of fraud. The arbitrator shall have the authority, power and right to award damages and provide for other remedies as are available at law or in equity in accordance with the laws of Delaware. The arbitrator shall equitably allocate payment of the costs and attorneys’ fees of the parties in light of the arbitrator’s evaluation of the relative merits or lack thereof of the respective claims of the parties. THE PARTIES HEREBY AGREE TO ARBITRATION AND WAIVE THEIR RIGHTS TO A JURY TRIAL IN ACCORDANCE WITH APPLICABLE STATE LAW AND THE FEDERAL ARBITRATION LAW.

SHU Initials /s/ JDN	SPI Initials /s/ JP	HPL Initials /s/ TSW

14.18.     Survival. The indemnification provisions herein shall survive the termination or expiration of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

MEMBERS:

SOLAR HUB UTILITIES LLC,

 a Hawaiian limited liability company

By:	/s/ Jill Dunphy Noetzelman
Jill Dunphy Noetzelman, Manager

SOLAR POWER, INC.,
a California corporation

By:	/s/ James R. Pekarsky
Name:	James R. Pekarsky
Title:	Chief Financial Officer

HAWAIIAN POWER, LLC,
a Delaware limited liability company

By SCB Investments, LP

a Managing Member

By:	/s/ Timothy Weir
Name:	Timothy Weir
Title:	Manager, SC Investments II, LLC, its General Partner

[SIGNATURE PAGE TO LIMITED LIABILITY COMPANY AGREEMENT
FOR ISLAND POWER HOLDINGS, LLC]

EXHIBIT A

MEMBER INFORMATION

Member	Address	Capital Contribution	Membership Interest	Percentage Interest

Solar Hub Utilities LLC		*	33.333%	5%

Solar Power, Inc.		$0	33.333%	63%

Hawaiian Power, LLC		$0	33.333%	32%

*  The Capital Contribution of SHU shall be an amount equal to 11.11% of the amount of all principal and interest under the Notes.

1